Exhibit 10.31

GCP Applied Technologies Inc.
62 Whittemore Avenue
Cambridge, MA 02140

Greg E. Poling
Chief Executive Officer
GCP Applied Technology

February 19, 2019

James E. Thompson
12 Blueberry Circle
Andover, MA 01810

Dear James,

Welcome to GCP Applied Technologies! This letter of agreement specifies the terms of your employment with GCP Applied Technologies (GCP).

If you agree with the terms of this letter agreement, please sign where indicated below and return one fully executed copy to me. An additional copy is also enclosed for your records.

Position and Responsibilities

As discussed, we anticipate you will join the Company on or about the 28th of March, 2019.

Effective upon joining the Company, you will commence employment in the position of “Vice President, General Counsel & Secretary” and you will be head of, and responsible for, the general management of the legal function. You will be appointed a corporate officer of GCP Applied Technologies.

You will report to Gregory E. Poling, in his capacity as Chief Executive Officer.

Your office will be located at the GCP headquarters in Cambridge, Massachusetts.

You will be an employee of the Company “at will” with no definite term of employment.

Compensation

Base Salary

Your initial annual base salary will be $390,000. Thereafter, your base salary will be subject to periodic reviews in accordance with Company practice and policy.

Annual Incentive Compensation

You will eligible to participate in the Company’s Equity and Incentive Plan (the “Plan”) and to receive an Annual Performance Bonus (the “Bonus”) for 2019. For that calendar year, your targeted Bonus will be 60% of your prorated annual base salary, subject to the attainment of certain Company financial performance and individual performance goals, and other applicable terms of the Plan. We also anticipate that your future Bonus awards targeted under the Plan will be no less than 60% of your annual base salary for the applicable calendar year; subject, of course, to any future amendment of the Bonus provisions or termination of the Plan by the Board of Directors or Compensation Committee.

Exhibit 10.31

Long-Term Incentive Compensation

You will receive a grant under GCP’s 2019 “Long-Term Incentive” (LTI) program with a total targeted award value of $570,000 as approved by the Compensation Committee. The award will be delivered to you with the same terms and conditions as other similarly situated executives at GCP which may be subject to change by the Compensation Committee of the Board of Directors.
50% of the value of the award will be delivered in a Performance Based Unit (PBU) award valued at $285,000. The PBU will cliff vest in three years with actual payout amounts (settled in Company stock), based on performance against the Company’s performance goal (this is a cumulative 3 year adjusted EPS goal with a relative TSR modifier), provided you are employed by the Company on the date the performance of the award is certified by the Compensation Committee. 25% of the value of the award will be delivered in “restricted stock units” on GCP stock (“RSUs”) valued at $142,500 (your “RSU Grant”).  These RSUs will vest ratably in three substantially equal installments beginning on the anniversary of the grant (and settled in Company stock), provided you are employed by the Company on that date.  Additionally, 25% of the value of the award will be delivered in “stock options” (“SO”) on GCP stock valued at $142,500 (your “SO Grant”).  These SOs will vest ratably in three substantially equal installments beginning on the anniversary of the grant (and settled in Company stock), provided you are employed by the Company on that date.

The actual number of PBUs, RSUs and SOs granted to you under your LTI Grant will be calculated as follows: The appropriate dollar value of the PBU award divided by a valuation (Monte Carlo analysis) of the “market price” on the date of grant (your start date). The appropriate dollar value of the RSU award divided by the “market price” of a share of GCP’s common stock on the date of grant. The SOs will be the appropriate dollar value of the SO award divided by the Black-Scholes option valuation of the “market price” on a GCP share on the date of grant. For purposes of this grant, “market price” will be the close price GCP’s common stock on the date of grant.

You will receive more information detailing the terms and conditions of this grant after it has been issued.

In addition, you will be eligible to receive grants under GCP Applied Technologies “Long Term Incentive” program in the future; subject, of course, to any future amendment of the LTI provisions or termination of the Plan by the Board of Directors or Compensation Committee. Future year awards might also differ based on varying company goals, market factors and individual contribution.
Long-Term Incentive Compensation New Hire Award

You will receive a sign on grant under GCP’s 2019 LTI program with a total targeted award value of $250,000 as approved by the Compensation Committee. The award will be delivered to you with the same terms and conditions as other similarly situated executives at GCP which may be subject to change by the Compensation Committee of the Board of Directors.

The award will be delivered in RSUs. These RSUs will vest ratably in three substantially equal installments beginning on the anniversary of the grant (and settled in Company stock), provided you are employed by the Company on that date.

Executive Severance and Benefit Programs

As an executive officer of the Company, you will be eligible for benefits under the Severance Plan for Leadership Team Officers of GCP Applied Technologies Inc. (“Executive Severance Plan”) and the GCP Applied Technologies Inc. Executive Salary Protection Plan (“Salary Protection Plan”). In addition, shortly after you commence employment, the Company will enter into a written agreement with you which shall provide certain benefits in the event of a change in control of the Company (“Change in Control Agreement”). Although a brief summary of these benefits is provided below, the terms of each plan or agreement shall govern the provision of benefits to you.

Executive Severance Plan

You will be eligible for severance benefits under the Executive Severance Plan in the event that your employment is terminated involuntarily by the Company for misconduct, “cause” or similar reasons. For purposes hereof, “cause” means theft, fraud, conviction of any crime that constitutes a felony, engaging in actions injurious to the Company (monetarily or otherwise), repeated failure to discharge your responsibilities after written notice, or failure to adhere to the Company’s Business Ethics Policy. At your current level, the Executive Severance Plan provides for a single lump sum payment equal to the sum of your annual base salary plus your target bonus as of your employment termination date as well as payment of a pro-rated bonus for the fiscal year in which your employment termination date occurs. In addition to these cash payments, you would be eligible for continuation of medical, dental and vision benefits at the rate you would pay as an active employee for up to twenty four (24) months after your employment termination date. You must meet all of the terms and conditions of the Executive Severance Plan to be eligible for these benefits, including the requirement that you timely sign and not revoke a Severance Agreement and Release in the form presented to you by the Company.

Exhibit 10.31

Salary Protection Plan

You will be eligible for death and disability benefits under the Salary Protection Plan in the event that you experience a disability or die while employed by the Company. The Salary Protection Plan provides for a monthly death benefit payable over no more than a ten year period that is equal to an executive’s monthly base salary at the time of death for the first twelve months and half of the executive’s monthly base salary at the time of death for the next 108 months. The number of monthly benefits after the first twelve months may be reduced based on the executive’s age at death, but to no less than 18 months. The Salary Protection Plan provides for a monthly disability benefit equal to an executive’s monthly base salary at the time of disability for the first twelve months and sixty percent of the executive’s monthly base salary at the time of disability until the executive attains age 65. The number of monthly benefits after the first twelve months may be reduced based on the executive’s age at disability. Disability benefits also are reduced by the amount of benefits payable to the executive under the Company’s long-term disability plan, social security disability benefits and, upon attainment of age 62, the amount of any retirement benefits provided under a Company retirement plan. You must meet all of the terms and conditions of the Salary Protection Plan to be eligible for these benefits.

Change in Control Agreement

You will be eligible for severance benefits under the Change in Control Agreement in the event that there is a change in control of the Company and either you resign for good reason or your employment is terminated involuntarily for reasons other than cause as defined in the Change in Control Agreement. At your current level, the Change in Control Agreement provides for a single lump sum payment equal to three times the sum of your annual base salary plus your target bonus as of your employment termination date as well as payment of a pro-rated bonus for the fiscal year in which your employment termination date occurs. In addition to these cash payments, you would be eligible for continuation of medical, dental and vision benefits at the rate you would pay as an active employee for up to twenty four (24) months after your employment termination date. You must meet all of the terms and conditions of the Change in Control Agreement to be eligible for these benefits.

Executive Physical

You will be eligible for an annual physical performed at a Boston area medical center and paid for by the Company. The terms of the physical will be the same as are applicable to other executive officers of the Company.

409A Provisions

Notwithstanding any other provision of this letter agreement to the contrary, if you become entitled to severance pay under this agreement, at a time that the Company determines that you are a “specified employee”, within the meaning of Code section 409A(a)(2)(B), you will not be paid any of that pay prior to a date that is 6 months after your “separation from service” from the Company or your date of death if sooner; provided, however, if your employment is terminated involuntarily and you become entitled to such severance pay solely on that basis, then (in accordance with the provisions of Treasury Regulations section 1.409A.1(b)(9)(iii)) you may receive, prior to that date, an amount of severance pay under this agreement (together with any other severance benefits you receive payable solely on that basis), which does not exceed an amount that is 2-times the compensation limit under Code section 401(a)(17) at the time of your termination, or 2-times your annualized compensation at that time, if lesser. (To that extent, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Code section 409A.)

Finally, please note that all payments and benefits under this letter agreement (as well as under the other agreements, programs, policies and plans of the Company) are intended to be exempt from Code section 409A or, with respect to any such payments and benefits that are not so exempt, to be in compliance with that Code section; and the provisions of this letter agreement (and those other agreements, programs, policies and plans) shall be interpreted and administered in such a manner, to the maximum extent possible, so that no payment due to you hereunder shall be subject to an “additional tax” within the meaning of Code section 409A(a)(1)(B). In this regard, in accordance with Internal Revenue Service guidance, in order to avoid a violation of Code section 409A, the “release” specified under the of “Severance Pay Arrangement” provisions noted above, must be signed, delivered to the Company and become irrevocable within 60 days of the date of your termination of employment; and, if the 60-day period extends into a new calendar year, then no severance payment subject to Code section 409A shall be made before the beginning of such new year.

Please note that the provisions under this section do not grant you any additional benefits, but instead these provisions are solely intended to help assure that your severance benefits described above will be paid in a manner that does not violate the provisions of Code section 409A.

Vacation

You will be entitled to 25 days paid vacation per full calendar year.
Relocation Benefits

Shipment of household goods from London, UK to the US, Boston area. $50,000 one-time allowance for lease breakage, expat-tax and Tuition reimbursement.

Exhibit 10.31

Other Benefit Programs

You will also be eligible to participate in the benefit plans and programs generally available to similarly situated employees of the Company (subject to the continuation of the plans and programs, and as amended or terminated from time to time). This includes the Company’s 401(k) Savings & Investment Plan which matches 100% that you elect to defer, up to the first 6% of your eligible pay, and under which GCP also provides a Company Retirement Contribution in an amount equal to 2% of your base salary and bonus earned during the applicable year. Amounts over the IRS limit for qualified plan contributions are covered by an unfunded, non-qualified plan.

Pre-employment

Prior to joining GCP, you will be required to undergo a drug screening test. Please contact Makayla Foote at Makayla.Foote@gcpat.com, the Medical Assistant located in our GCP, Cambridge medical office. Or you can reach her at 617-498-2669 to assist you in setting up an appointment with a medical facility convenient to your location. Please provide her with your full legal name, postal address, phone number, email address, date of birth, last four-digits of your social security number, and job title as stated in our offer letter.

This offer is contingent upon satisfactory completion of a drug screening test and background check.

Confidentiality

Except in the performance of duties as executive and/or an employee of the Company, you shall not at any time or in any manner make or cause to be made any copies, pictures, or other reproductions or recordings, or any summaries of any reports, studies, memoranda, correspondence, manuals, customer lists, records, formulae, or other written, printed or otherwise recorded materials of any kind whatever, belonging to or in the possession of the Company. You shall have no right, title, or interest in any such material, and you agree that (except in the performance of duties as an employee of the Company) you will not remove any such material from any premises of the Company and will surrender all such material to the Company immediately upon the termination of your employment, or at any time prior thereto upon the request of the Company.

In addition, without the prior written consent of the Company, you shall not at any time or in any manner (whether during or after your employment with the Company) use for your own benefit or purposes, or for the benefit or purposes of any other person, firm, corporation, or business organization, or disclose (except in the performance of duties as an employee of the Company) in any manner to any person, firm, corporation or business organization, any proprietary information, trade secrets or information, data, know-how, or knowledge (including, but not limited to, information, relating to suppliers, sales, customers, market development programs, costs, products, processes, formulae, research and development, or manufacturing methods, designs, or plans or employees) belonging to, or relating to the affairs of, the Company that is of a confidential nature. Information of a confidential nature does not include information that is in or hereinafter enters the public domain without your involvement.

You shall promptly disclose in writing to the Company (and to no one else) all improvements, ideas and inventions, whether or not patentable, whether or not made or conceived or reduced to practice or learned by you, either alone or jointly with others, or whether or not made or conceived prior or subsequent to the execution hereof, during the period of your employment with the Company, or within one year after termination of your employment with the Company, if resulting from or suggested by said employment, that are related to or useful in the actual or anticipated business of the Company, or result from your work with the Company. All such improvements, ideas and inventions shall be the sole and exclusive property of the Company, and are hereby assigned to the Company. At the request of the Company, and at its cost, you shall assist the Company, or any person or persons from time to time designated by the Company, during the term of your employment with the Company, or within one year thereafter, to obtain and enforce patents, copyrights or other rights in the United States and/or in such other countries as may be designated by the Company, covering such improvements, ideas, and inventions, and shall in connection therewith execute such applications or other documents, furnish such information and data, and take all such other action (including, but not limited to, the giving of testimony) as the Company may from time to time reasonably request.

It is understood that no improvements, ideas, or inventions are excluded from the terms of this Agreement except as you disclose in writing before, or at the time you commence, your employment. If you would like to exclude any such items, please provide me a written list in a timely manner.

Non-Solicitation

Non-Solicitation of Customers

You agree that during the period of twenty-four (24) months after the cessation of your employment with Company (for any reason whatever), you shall not, on your own behalf or on behalf of any person, firm, corporation or business organization or entity, without the prior written consent of an authorized officer of Company, solicit, contact, call upon, communicate with or attempt to communicate

Exhibit 10.31

with any customer or prospect of Company, or any representative of any customer or prospect of Company, with a view to sell or provide any product, equipment or service competitive or potentially competitive with any product, equipment or service sold or provided or under development by Company during the twelve months immediately preceding cessation of your employment with Company, provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of Company, or representative of customers or prospects of Company, with whom you had contact during such twelve month period. The actions prohibited by this section shall not be engaged in by you directly or indirectly.

Non-Solicitation of Employees

You also agree that during the period of twenty-four (24) months after the cessation of your employment with the Company (for any reason whatever), you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person, firm, corporation or business organization or entity, without the prior written consent of an authorized officer of the Company, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company (with whom you had contact or supervised during the term of your employment) to terminate their employment relationship with the Company or to perform services for any other person, firm, corporation or business organization or entity.

Enforceability

You acknowledge that where you breach the above provisions of the “Confidentially” and/or Non-Solicitation” sections of this agreement, the injury to the Company would be substantial, irreparable, and impossible to measure and compensate in money damages alone. You therefore agree that, in addition to provable damages, the Company may seek, and agree that a court of competent jurisdiction should grant, preliminary and permanent injunctive relief prohibiting any conduct by you which violates any of those provisions.

Indemnification

The Company shall, to the extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties as an officer or employee of the Company. In addition, the Company shall indemnify and hold you harmless against any and all losses and liabilities that you may incur, directly or indirectly, as a result of any third party claims brought against you (other than by any taxing authority) with respect to the Company’s performance of (or failure to perform) any commitment made to you under this agreement. The Company shall obtain such policy or policies of insurance as it reasonably may deem appropriate to effect this indemnification.

Miscellaneous

You agree that you will resign as a director, partner, officer and/or any other position of each direct or indirect subsidiary of the Company and/or of any other business entity directly or indirectly controlled by the Company, and to transfer to the Company any stock or other interest in any such subsidiary or business entity (which you may hold as a result of your employment with the Company), effective upon your cessation of employment with the Company or at any other time at the request of the Company. At the request of the Company, and at its cost, you agree to execute any statement or document, or take such other action, to effectuate such resignations and transfers. (Note, this provision does not apply to any equity you may hold in the Company, only to direct or indirect subsidiaries of the Company.)

You also agree to return all Company property to the Company, effective upon your cessation of employment or at any other time at the request of the Company.

You and the Company acknowledge this letter agreement, and the other written agreements referred to herein, contain the entire understanding of the parties concerning the subject matter hereof. You and the Company acknowledge that this agreement supersedes any prior agreement between you and the Company concerning the subject matter hereof.

If any provision of this agreement is held invalid or unenforceable in whole or in part, such provision, to the extent it is invalid or unenforceable, shall be revised to the extent necessary to make the provision, or part hereof, valid and enforceable, consistent with the intentions of the parties hereto. Any provision of this agreement that is held invalid or unenforceable, in whole or in part, shall not affect the validity and enforceability of the other provisions of this agreement which shall remain in full force and effect.

This letter agreement may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this agreement, executed by you and the Company.

Exhibit 10.31

This agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws rules.

James, I am very excited about your decision to join GCP and we look forward to a productive and rewarding relationship.

Sincerely,

/s/ Greg E. Poling

Greg E. Poling
Chief Executive Officer, GCP Applied Technology

AGREED AND ACCEPTED:

/s/ James E. Thompson

James E. Thompson

Date: February 26, 2019

cc:     Kevin R. Holland
Marcia Avedon